EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: DENNIS WELLS or RON STOWELL
DATE: APRIL 27, 2017	(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED MARCH 31, 2017,
AND DECLARES REGULAR CASH DIVIDEND

Cincinnati, OH; April 27, 2017 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•
reported third quarter FY 2017 net sales of $78,156,000, an increase of 10% over $70,740,000 in the same period of the prior fiscal year.  Excluding the acquisition of Atlas Lighting, organic sales growth was 1% in the quarter year-over-year;

•
reported a third quarter FY 2017 net loss of $(531,000), or $(0.02) per share, as compared to net income of $522,000, or $0.02 per share, for the same period of the prior fiscal year.  On a Non-GAAP basis, net income was $357,000 or $0.01 per share, a decrease of 44% or $0.01, compared to the prior year Non-GAAP results.  Non-GAAP results exclude adjustments related to the impairment of an intangible asset, restructuring and plant closure costs, acquisition deal costs, fair market inventory write-up, and severance costs (see Non-GAAP Financial Measures);

•
reported nine month FY 2017 net sales of $247,973,000, an increase of 3% as compared to $241,352,000 in the prior fiscal year.  Excluding the acquisition of Atlas Lighting, organic sales growth was 0% in the nine month period year-over-year;

•
reported nine month FY 2017 net income of $2,304,000, or $0.09 per share, a decrease of 71% as compared to net income of $8,054,000, or $0.32 per share, for the prior fiscal year.  On a Non-GAAP basis, net income was $4,455,000 or $0.17 per share, a decrease of 46% or $0.16, compared to the prior year Non-GAAP results.  Non-GAAP results exclude adjustments related to the impairment of an intangible asset, restructuring and plant closure costs, acquisition deal costs, fair market inventory write-up, and severance costs (see Non-GAAP Financial Measures); and

•	declared a regular quarterly cash dividend of $0.05 per share payable May 16, 2017 to shareholders of record May 8, 2017.

Financial Highlights
(In thousands, except per share data; unaudited)	Three Months Ended March 31				Nine Months Ended March 31
	2017	2016	% Change		2017	2016	% change
Net Sales	78,156	70,740	10		247,973	241,352	3
Operating Income (Loss) as reported	$(774)	$732	n/	m	$3,110	$11,875	(74)%
Impairment of intangible Asset	479	--	n/	m	479	--	n/	m
Acquisition deal costs	1,480	--	n/	m	1,480	--	n/	m
Fair market value inventory write-up	155	--	n/	m	155	--	n/	m
Restructuring and plant closure costs (income)	(957)	--	n/	m	796	--	n/	m
Severance costs	49	178	(72)%		222	401	(45)%
Operating Income as adjusted (a)	$432	$910	(53)%		$6,242	$12,276	(49)%
Net Income (Loss) as reported	$(531)	$522	n/	m	$2,304	$8,054	(71)%
Net Income as adjusted	$357	$639	(44)%		$4,455	$8,317	(46)%
Earnings (Loss) per share (diluted) as reported	$(0.02)	$0.02	n/	m	$0.09	$0.32	(72)%
Earnings per share (diluted) as adjusted	$0.01	$0.02	(50)%		$0.17	$0.33	(48)%

	3/31/17	6/30/16
Working Capital	$67,007	$88,510
Total Assets	$255,916	$195,560
Long-Term Debt	$54,966	$ nil
Shareholders' Equity	$159,577	$155,520

(a)
The Company recorded a $479,000 pre-tax impairment of an intangible asset in the third quarter and nine month periods of fiscal 2017.  The Company also recorded pre-tax acquisition deal costs of $1,480,000 in the third quarter and nine month periods of fiscal 2017, respectively.  The Company also recorded pre-tax restructuring costs (income) and plant closure costs totaling $(957,000) and $796,000 in the third quarter and nine month periods of fiscal 2017, respectively.  The Company recorded a $155,000 fair market value inventory write-up associated with the acquisition of Atlas Lighting in the third quarter and nine month periods of fiscal 2017.  Restructuring costs in fiscal 2017 include a $1,361,000 gain on the sale of one of the facilities that had been closed.  Additionally, the Company incurred pre-tax severance costs of $49,000 and $178,000 in the third quarter of fiscal 2017 and 2016, respectively, and incurred pre-tax severance costs of $222,000 and $401,000 in the first nine months of fiscal 2017 and fiscal 2016, respectively.

Management Comments and Outlook

Dennis W. Wells, Chief Executive Officer and President, commented, "Results during our third quarter of fiscal 2017 were mixed.  On the one hand, we made significant progress towards positioning the company for long-term growth through our acquisition of Atlas Lighting Products, continued lean initiatives, and internal investments in new technologies.  On the other hand, growth and profitability were constrained due to continued inflationary pressures and softer market conditions that impacted both the Lighting and Graphics segments.  During the quarter, organic revenues increased 1%.

"From an accounting standpoint the quarter was impacted by the Atlas acquisition, restructuring and plant closure costs, impairment of an intangible asset, and severance costs.  Excluding these items our adjusted gross margin in the quarter was 24.2% compared to 23.4% a year ago, and adjusted EPS was $0.01 compared to $0.02 last year.  Nine-month adjusted EPS was $0.17 compared to $0.33 a year ago.  "We invite you to review the reconciliation table that appears in the Non-GAAP Financial Measures section of this press release.

"Inflationary pressures continued to play a significant role in the quarter impacting raw materials, labor, healthcare, and freight costs.  While we were able to offset some of the pressure through a combination of productivity and pricing initiatives, it was not enough to fully counter the impact.  Aggressive measures are in place to continue to mitigate these inflationary effects going forward.

"In addition to inflationary pressures, market conditions were decidedly soft in the quarter.  Industry sources have cited flat to negative growth in lighting during the past couple of quarters, as well as flat growth in graphics.

"Among the positive developments in the quarter, I am very pleased to report on early progress following our acquisition of Atlas Lighting Products.  The Atlas team is fully engaged in the integration and we are continuing to receive positive input from customers, agents, and distributors.  In addition to top-line synergies that are beginning to materialize, we expect LSI's organic business to benefit from sourcing relationships that Atlas is bringing to the table, which are expected to accelerate the timetable for margin improvements throughout the Company.  The fit between these two companies could not be better, and I look forward to reporting on continued progress.

"Internal investments continue to progress.  Our SOAR™ Digital Signage program is gaining momentum, bolstered by the trend to replace static signage as digital versions become more affordable.  We have installed a beta version of our SmartVision® platform at a petroleum station, and early feedback has been encouraging.  Additionally, Airlink™, our wireless lighting control system, is garnering interest and orders are increasing.

"During the third quarter we began to realize savings from the closing of three facilities during the first half of fiscal 2017.  These early indications provide me with confidence that we will realize an estimated $2.5 million in annual savings going forward.

"We are cautiously optimistic as we look ahead to the fourth quarter and beyond.  Our caution comes from the uncertainty that is still lingering in our markets, as well as inflationary pressures that continue to trend upwards.  Nonetheless, our quote rate is strong, suggestive of pent-up demand in the marketplace.  The LSI Business System is continuing to deliver results, and we are confident that we will continue to realize savings as a result of recent plant closures.  Lastly, I expect Atlas to begin to contribute meaningfully to both the top- and bottom-line as we move forward.

"Our financial position remains strong.  During the quarter we established a $100 million revolving line of credit with our bank related to the acquisition of Atlas Lighting Products.  Our current debt position was $55.0 million at March 31, 2017, down 17% from $66.0 million on the date of the Atlas transaction.  Our cash position at quarter-end was $4.4 million.  We are continuing to maintain our dividend at a $0.20 annual rate, and will consider increasing the rate based upon the strength of our operating results, financial position, and other factors in upcoming quarters.

"As I have said in the past, we remain committed to achieving above-market revenue growth and improving margins going forward.  I am confident that much of the internal progress that we achieved during the quarter will impact our operating leverage as market conditions improve.

Third Quarter Fiscal 2017 Results

Net sales in the third quarter of fiscal 2017 were $78,156,000, up 10% from last year's third quarter net sales of $70,740,000.  Lighting Segment net sales of $56,039,000, which include the results of recently acquired Atlas Lighting from February 21st through March 31st, were up 13.6% from last year's third quarter net sales, Graphics Segment net sales decreased 4.5% to $16,463,000, and Technology Segment net sales (excluding significant intersegment net sales) increased 35.5% to $5,654,000.  After consideration of the Technology Segment's intersegment sales primarily in support of LED products manufactured and sold by the Lighting Segment, this segment's net sales increased 9.7% in the third quarter of fiscal 2017.  The Company recorded a $479,000 pre-tax impairment of an intangible asset in the third quarter of fiscal 2017.  The Company recorded $1,480,000 of pre-tax acquisition deal costs in the third quarter of fiscal 2017 related to the acquisition of Atlas Lighting Products, Inc.  Operating results of Atlas Lighting beginning February 21, 2017 are included in the Company's consolidated operating results.  In the third quarter of fiscal 2017 the Company recorded a net pre-tax restructuring gain of $989,000 ($312,000 was expensed in Cost of Products Sold and a net gain of $1,301,000, primarily resulting from the gain on sale of a manufacturing facility, was recorded in Selling and Administrative expenses).  Additionally, the Company recorded other pre-tax severance costs of $49,000 and $178,000 in the third quarter of fiscal 2017 and 2016, respectively.  Fiscal 2017 third quarter and nine month results were favorably impacted by significant adjustments to the Company's incentive compensation and stock compensation accruals.  The fiscal 2017 third quarter net loss of $(531,000), or $(0.02) per share, compared to the fiscal 2016 third quarter net income of $522,000 or $0.02 per share.  Earnings per share represents diluted earnings per share.

Nine Month Fiscal 2017 Results

Net sales in the first nine months of fiscal 2017 were $247,973,000, an increase of 2.7% as compared to last year's nine month net sales of $241,352,000.  Lighting Segment net sales, which include the results of recently acquired Atlas Lighting from February 21st through March 31st,  increased 5.1% to $176,578,000, Graphics Segment net sales decreased 8.0% to $55,939,000, and Technology Segment net sales (excluding significant intersegment net sales) increased 22.9% to $15,456,000.  After consideration of the Technology Segment's intersegment sales primarily in support of LED products manufactured and sold by the Lighting Segment, this segment's net sales increased 3.8% in the first nine months of fiscal 2017.  The Company recorded a $479,000 pre-tax impairment of an intangible asset in the first nine months of fiscal 2017.  The Company recorded $1,480,000 of pre-tax acquisition deal costs in the first nine months of fiscal 2017 related to the acquisition of Atlas Lighting Products, Inc.  Operating results of Atlas Lighting beginning February 21, 2017 are included in the Company's consolidated operating results.  In the first nine months of fiscal 2017 the Company recorded a net pre-tax restructuring cost of $364,000 ($1,455,000 was expensed in Cost of Products Sold and a net gain of $1,091,000, primarily resulting from the gain on sale of a manufacturing facility, was recorded in Selling and Administrative expenses), and plant closure costs related to an inventory write-down of $432,000 as the Company exited the manufacturing of fluorescent lighting fixtures  -- combining to a net total expense of $796,000.  Additionally, the Company recorded other pre-tax severance costs of $222,000 and $401,000 in the first nine months of fiscal 2017 and 2016, respectively. Fiscal 2017 nine month results were favorably impacted by significant adjustments to the Company's incentive compensation and stock compensation accruals. The nine month fiscal 2017 net income of $2,304,000, or $0.09 per share, decreased 71% from fiscal 2016 nine month net income of $8,054,000, or $0.32 per share.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at March 31, 2017 included current assets of $106.9 million, current liabilities of $39.9 million and working capital of $67.0 million, which includes cash of $4.4 million.  The current ratio was 2.7 to 1.  The Company has shareholders' equity of $159.6 million and $55.0 million of long-term debt on its balance sheet as of March 31, 2017.  With continued strong cash flow, a sound balance sheet, and $45.0 million available in its credit facility, LSI Industries believes its financial condition is sound and is capable of supporting the Company's planned growth, including acquisitions, if any.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2017 payable May 16, 2017 to shareholders of record as of May 8, 2017.  The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which indicates that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net income and earnings per share for the three and nine month periods ended March 31, 2017 and 2016.  Adjusted net income and earnings per share, which exclude the impact of the impairment of an intangible asset, acquisition deal costs, fair market value inventory write-up, restructuring and plant closure costs, and other severance costs, are non-GAAP financial measures.  We believe that these are useful as supplemental measures in assessing the operating performance of our business.  These measures are used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated.

(In thousands, except per share data; unaudited)	Third Quarter
Reconciliation of net income to adjusted net income:	FY 2017	Diluted EPS	FY 2016	Diluted EPS
Net income (loss) and earnings (loss) per share as reported	$(531)	$(0.02)	$522	$0.02
Adjustment for impairment of intangible asset, inclusive of the income tax effect	$335	$0.01	--	--
Adjustment for acquisition deal costs, inclusive of the income tax effect	$1,030	$0.04	--	--
Adjustment for fair market inventory write-up, inclusive of the income tax effect	$108	--	--	--
Adjustment for restructuring and plant closure costs (income), inclusive of the income tax effect	$(629)	$(0.02)	--	--
Adjustment for other severance costs, inclusive of the income tax effect	$44	--	$117	--
Adjusted net income and earnings per share	$357	$0.01	$639	$0.02

(In thousands, except per share data; unaudited)	Nine Month Period
Reconciliation of net income to adjusted net income:	FY 2017	Diluted EPS	FY 2016	Diluted EPS
Net income and earnings per share as reported	$2,304	$0.09	$8,054	$0.32
Adjustment for impairment of intangible asset, inclusive of the income tax effect	$335	$0.01	--	--
Adjustment for acquisition deal costs, inclusive of the income tax effect	$1,030	$0.04	--	--
Adjustment for fair market inventory write-up, inclusive of the income tax effect	$108	--	--	--
Adjustment for restructuring and plant closure costs (income), inclusive of the income tax effect	$514	$0.02	--	--
Adjustment for other severance costs, inclusive of the income tax effect	$164	$0.01	$263	$0.01
Adjusted net income and earnings per share	$4,455	$0.17	$8,317	$0.33

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "may," "will," "should" or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, failure of an acquisition or acquired company to achieve its plans or objectives generally, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, the results of asset impairment assessments, the ability to maintain an effective system of internal control over financial reporting, the ability to remediate any material weaknesses in internal control over financial reporting and any other risk factors that are identified herein.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

We are a customer-centric company that positions itself as a value-added, trusted partner in developing superior image solutions through our world-class lighting, graphics, and technology capabilities.  Our core strategy of "Lighting + Graphics + Technology = Complete Image Solutions" differentiates us from our competitors.

We are committed to advancing solid-state LED technology to make affordable, high performance, energy-efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  In addition, we provide sophisticated lighting and energy management control solutions to help customers manage their energy performance.  Further, we provide a full range of design support, engineering, installation and project management services to our customers.

We are a vertically integrated U.S.-based manufacturer concentrating on serving customers in North America and Latin America.  Our major markets include commercial / industrial lighting, petroleum / convenience store and multi-site retail (including automobile dealerships, restaurants and national retail accounts).  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, California, Kentucky, New York, North Carolina and Texas.  The Company's common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Dennis Wells, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today's news release, along with past releases from LSI Industries, is available on the Company's internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

Condensed Consolidated Statements of Operations
(In thousands, except per share data; unaudited)	Three Months Ended March 31		Nine Months Ended March 31
	2017	2016	2017	2016
Net Sales	$78,156	$70,740	$247,973	$241,352
Cost of products and services sold	$59,445	$54,191	$185,877	$177,528
Restructuring costs – cost of sales	$312	--	$1,455	--
Gross profit	$18,399	$16,549	$60,641	$63,824
Selling and administrative expenses	$18,515	$15,817	$56,663	$51,949
Impairment of an intangible asset	$479	--	$479	--
Acquisition deal costs	$1,480	--	$1,480	--
Restructuring costs – SG&A expense	$(1,301)	--	$(1,091)	--
Operating income (loss)	$(774)	$732	$3,110	$11,875
Interest (income) expense, net	$163	$(19)	$129	$(27)
Income (loss) before income taxes	$(937)	$751	$2,981	$11,902
Income tax expense (benefit)	$(406)	$229	$677	$3,848
Net income (loss)	$(531)	$522	$2,304	$8,054
Income (loss) per common share
Basic	$(0.02)	$0.02	$0.09	$0.32
Diluted	$(0.02)	$0.02	$0.09	$0.32
Weighted average common shares outstanding
Basic	$25,452	$25,080	$25,346	$24,918
Diluted	$25,452	$25,700	$25,881	$25,494

Condensed Consolidated Balance Sheets
(in thousands, unaudited
	March 31, 2017	June 30, 2016
Current Assets	$106,890	$127,743
Property, Plant and Equipment, net	46,120	47,462
Other Assets	102,906	20,355
	$255,916	$195,560

Current Liabilities	$39,883	$39,233
Long-Term Debt	54,966	--
Other Long-Term Liabilities	1,490	807
Shareholders' Equity	159,577	155,520
	$255,916	$195,560